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                                                                 EXHIBIT 23.3
Consent of Friedman, Billings, Ramsey & Co., Inc.

We hereby consent to the use of our opinion letter dated January 23, 2003 to the Board of Directors of each of American Strategic Income Portfolio Inc., American Strategic Income Portfolio Inc.--II, American Strategic Income Portfolio Inc.--III and American Select Portfolio Inc. attached as Appendices C1 - C4 to the joint proxy statement/prospectus which forms part of the Registration Statement on Form S-4 relating to the proposed merger provided for in the Amended and Restated Agreement and Plan of Merger, dated as of November 21, 2002 and as amended on January 23, 2003, among American Strategic Income Portfolio, Inc., American Strategic Income Portfolio, Inc.--II, American Strategic Income Portfolio, Inc.--III, American Select Portfolio, Inc., First American Strategic Real Estate Portfolio Inc. and First American Strategic Income Portfolio Inc. and in such Registration Statement to the references to such opinion in such joint proxy statement/prospectus under the captions "SUMMARY TERM SHEET--The board of directors of each Existing Fund recommends that you vote for the merger and the Merger Agreement", "SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS-- Recommendation of the Board of Directors of Each Existing Fund and the Special Committee," "THE MERGER--Background of the Merger," "THE MERGER-- Recommendation of the Board of Directors of Each Existing Fund and the Special Committee," "THE MERGER--Alternatives to Merger," "THE MERGER--The Fairness Opinions of the Financial Advisor" and "THE MERGER--Opinion of Financial Advisor".

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


April 21, 2003


Friedman, Billings, Ramsey & Co., Inc.
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FRIEDMAN, BILLINGS, RAMSEY & CO., INC.